UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
April 4, 2006
Date of Report (Date of earliest event reported)
Ciena Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-21969	23-2725311
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)
1201 Winterson Road, Linthicum, Maryland 21090
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code:
(410) 865-8500
Not applicable
(Former name or former address, if changed since last report)

Item 1.01. Entry into a Material Definitive Agreement.
     On April 4, 2006, Ciena Corporation entered into an Underwriting Agreement with Goldman, Sachs & Co. Under the Underwriting Agreement, Ciena sold $300,000,000 aggregate principal amount of 0.250% Convertible Senior Notes due 2013 (the “Notes”) in a public offering pursuant to Ciena’s registration statement on Form S-3 (SEC File No. 333-132952) and a related Prospectus Supplement dated April 4, 2006, for proceeds to Ciena Corporation, after deducting the underwriting discount and before expenses, of $292,500,000. The Notes are to be issued pursuant to an indenture to be entered into between Ciena and The Bank of New York, as trustee. To the extent Goldman, Sachs & Co. sells more than $300,000,000 in principal amount of Notes, the underwriter will have the option for 13 days from the date of the Underwriting Agreement to purchase up to an additional $45,000,000 in principal amount of Notes from us at the offering price less the underwriting discount. A copy of the Underwriting Agreement is filed herewith as Exhibit 1.01.
Item 3.02 Recent Sales of Unregistered Securities ; Use of Proceeds from
Unregistered Securities.
     Under the Underwriting Agreement described above, we have agreed to sell up to $345,000,000 aggregate principal amount of Notes. The Notes are convertible, as described in the Prospectus Supplement, into up to approximately 61,099,811 shares of our common stock, subject to adjustments as described in the Prospectus Supplement. To the extent the stock is issued it will be issued in transactions anticipated to be exempt from registration under the Securities Act of 1933 by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and issuance of the stock.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.

1.01	Underwriting Agreement dated as of April 4, 2006 between Ciena Corporation and Goldman, Sachs & Co.

5.01	Opinion of Hogan & Hartson L.L.P. regarding the legality of the Notes

23.01	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.01)

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CIENA CORPORATION
Date: April 5, 2006	By:	/s/ Russell B. Stevenson, Jr.
Russell B. Stevenson, Jr.
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.

1.01	Underwriting Agreement dated as of April 4, 2006 between Ciena Corporation and Goldman, Sachs & Co.

5.01	Opinion of Hogan & Hartson L.L.P. regarding the legality of the Notes

23.01	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.01)